Exhibit 10.1

EXECUTION

Agreement

by and among

CGI HOLDING CORPORATION d/b/a THINK PARTNERSHIP INC.,

LITMUS ACQUISITION SUB, INC.,

LITMUS MEDIA, INC.,

JOHN LINDEN

and

TOBIAS TEETER

Dated as of February 17, 2006

ARTICLE I DEFINITIONS		1
ARTICLE II THE MERGER		11
2.1	The Merger	11
2.2	Effective Time	11
2.3	Effect of the Merger	12
2.4	Articles of Incorporation and Bylaws	12
2.5	Directors and Officers.	12
2.6	Effect on Litmus’s Capital Structure	12
2.7	Options and Warrants	13
2.8	Capital Structure of Litmus Acquisition Sub	13
2.9	Taking of Necessary Action; Further Action.	13
ARTICLE III RESTRICTIONS ON TRANSFER; REGISTRATION		14
3.1	Restrictions on Transfer	14
3.2	Registration	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND LITMUS		14
4.1	Organization and Qualification	14
4.2	Subsidiaries	14
4.3	Articles of Incorporation, Bylaws and Corporate Records	14
4.4	Authorization; Enforceability	15
4.5	No Violation or Conflict	15
4.6	Governmental Consents and Approvals	16
4.7	Capital Structure	16
4.8	Financial Statements	17
4.9	Conduct in the Ordinary Course; Absence of Changes	17
4.10	Real Property	17
4.11	Personal Property	18
4.12	Approval of Directors	19
4.13	Insurance	19
4.14	Permits	19
4.15	Taxes	20
4.16	Labor Matters	21
4.17	Employees and Related Agreements; ERISA	23
4.18	Environmental and Health/Safety Matters	24
4.19	Certain Interests	27
4.20	Litigation	27
4.21	Intellectual Property and Web Sites	27
4.22.	Adknowledge Release Agreement	28
4.23	Receivables	28
4.24	Residency; Investment Sophistication; Background	28
4.25	Brokers	29
4.26	Banks and Brokerage Accounts	29
4.27	Indebtedness and Liabilities	29
4.28	Contracts	30
4.29	Spyware/Adware	31
4.30	Material Information	31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THK AND LITMUS ACQUISITION SUB		31
5.1	Organization and Qualification	31
5.2	Capital Structure	32
5.3	Authorization; Enforceability	32
5.4	No Violation or Conflict	33
5.5	Governmental Consents and Approvals	33
5.6	Litigation	33

i

5.7	Interim Operations	33
5.8	Brokers	33
5.9	Material Information	33
ARTICLE VI COVENANTS		34
6.1	Performance	34
6.2	Regulatory and Other Authorizations; Notices and Consents	34
6.3	Notification	34
6.4	Conduct of Business Pending Closing	35
ARTICLE VII EMPLOYMENT MATTERS		36
7.1	Current Employees	36
7.2	Management of Surviving Corporation	36
ARTICLE VIII EARNOUT		38
8.1	Earnout	38
8.2	Timing of Earnout Payments	39
8.3	Calculation of Aggregate First Twelve Calendar Quarters Pre-Tax Earnings	40
ARTICLE IX CONDITIONS PRECEDENT TO CLOSING		40
9.1	Conditions Precedent to the Obligations of the Parties	40
ARTICLE X INDEMNIFICATION		45
10.1	Survival of Representations, Warranties and Covenants	45
10.2	Indemnification	45
10.3	Third Party Claim	46
10.4	Set-Off	47
10.5.	Limitations on Indemnity	47
ARTICLE XI TERMINATION		48
11.1	Termination	48
11.2.	Effect of Termination	48
ARTICLE XII TAX MATTERS		49
12.1	Tax Returns	49
12.2	Contest Provisions	50
12.3	Assistance and Cooperation	50
ARTICLE XIII MISCELLANEOUS		51
13.1	Notices	51
13.2	Entire Agreement	52
13.3	Binding Effect	52
13.4	Assignment	52
13.5	Modifications and Amendments	52
13.6	Waivers	52
13.7	No Third Party Beneficiary	53
13.8	Severability	53
13.9	Publicity	53
13.10	Governing Law	54
13.11	Counterparts; Facsimile Signatures	54
13.12	Headings	54
13.13	Expenses	54
13.14	Further Assurances	54
13.15	Arbitration	54
13.16	Incorporation by Reference	54

ii

EXHIBITS

Exhibit A	Articles of Merger
Exhibit B-1	Linden Employment Agreement
Exhibit B-2	Teeter Employment Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Warrant Agreement
Exhibit E	Set-Off Escrow Agreement

SCHEDULES

Schedule 2.6	Litmus Stock Ownership
Schedule 4.1	Litmus Organization & Qualification
Schedule 4.2	Litmus Subsidiaries Organization and Qualification
Schedule 4.8	Financial Statements
Schedule 4.10(b)	Leased Property
Schedule 4.11(a)	Tangible Personal Property
Schedule 4.13	Insurance
Schedule 4.14	Permits
Schedule 4.15	Taxes
Schedule 4.17(a)	Employees
Schedule 4.18(h)	Environmental and Health/Safety Matters
Schedule 4.18(i)	Business Assets Containing PCBs/Asbestos
Schedule 4.18(j)	Locations of Hazardous Substances
Schedule 4.20	Seller Litigation
Schedule 4.25	Brokers
Schedule 4.26	Cash on hand/Banks and Brokerage Accounts
Schedule 4.28	Contracts
Schedule 5.1	THK/Litmus Acquisition Sub Organization and Qualification
Schedule 5.2(a)	Capital Structure
Schedule 5.2(b)	Capital Contribution Obligations
Schedule 5.5	Governmental Consents and Approvals
Schedule 5.6	THK Litigation
Schedule 5.9	THK Material Information
Schedule 6.5	Pre Merger Employees
Schedule 7.1	Employee Salaries Letter
Schedule 9.1(h)(9)	Litmus Option Cancellation Agreement

iii

AGREEMENT

This Agreement (“Agreement”) made and entered into as of February 17, 2006 by and among CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC., a Nevada corporation (“THK”), LITMUS ACQUISITION SUB, INC., a Missouri corporation and wholly owned subsidiary of THK (“Litmus Acquisition Sub”), LITMUS MEDIA, INC., a Missouri corporation (“Litmus”), and JOHN LINDEN (“Linden”) and TOBIAS TEETER (“Teeter”), two of the shareholders of Litmus (individually, a “Shareholder” and collectively the “Shareholders”).  THK, Litmus Acquisition Sub, Litmus and the Shareholders are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, Litmus and its Subsidiaries are engaged in the business of offering integrated solutions for performance-based advertising, search marketing, and e-retailing industries (collectively, the “Business”); and

WHEREAS, the Board of Directors of THK and the Boards of Directors and shareholders (to the extent required) of Litmus Acquisition Sub and Litmus have each approved this Agreement and the Merger, in accordance with the laws of their respective States of incorporation, and the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“2005 Pre-Tax Earnings” means the aggregate pre-tax earnings of the Business during calendar year 2005 as certified by the THK Accountants.

“Aboveground Storage Tanks” has the meaning given in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, Regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of which a Party has notice.

“Adknowledge Release Agreement” means the General Mutual Release Agreement and Covenant Not to Sue dated October 27, 2005 among Adknowledge, Inc. (“Adknowledge”), Scott W. Lynn (“Lynn”), the Shareholders, the Non-Party Shareholders and Melissa Linden.

“Adware” means a software application that resides on the user’s computer which displays advertisements while the program is running without the user’s authorization.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Aggregate First Twelve Calendar Quarters Pre-Tax Earnings” means the aggregate pre-tax earnings of the Business during the First Twelve Calendar Quarters, as calculated and certified by the THK Accountants pursuant to Article VIII.

“Agreement” is defined in the recitals to this Agreement.

“Approved Liabilities” is defined in Section 4.27.

“Articles of Merger” is defined in Section 2.2.

“Audited Closing Date Balance Sheet” means the consolidated balance sheet of Litmus and its Subsidiaries as of the Closing Date, as audited by the THK Accountants.

“Audited Financials” is defined in Section 4.8.

“Business” is defined in the recitals to this Agreement.

“Business Assets” is defined in Section 4.18(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Chicago, Illinois.

“Cash Consideration” is defined in Section 2.6.

“CERCLA” has the meaning given in the Environmental Law definition.

“Claims of Any Nature” is defined in Section 4.27.

“Closing” shall mean the delivery of the documents referred to in Article IX and filing of the documents referred to in Article II.

“Closing Date” shall mean the day on which the Closing takes place.  The Closing shall be held at the offices of Litmus or Shughart Thomson & Kilroy, P.C., 120 W. 12th Street, Suite 1600, Kansas City, Missouri 64105, unless another place is agreed to in writing by the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Financials” is defined in Section 4.8.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Copyrights” mean all U.S. copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“DePrenger” means Dylan DePrenger, an individual and one of the shareholders of Litmus.

“Documents” means this Agreement together with the Articles of Merger, the Schedules and Exhibits hereto, the Litmus Disclosure Schedule, and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Earnout Payments” is defined in Section 8.1.

“Effective Time” is defined in Section 2.2.

“Employee Agreement” means each management, employment, bonus, loan or other extension of credit, change in control, retention, severance, consulting, non-compete, confidentiality, or similar agreement or contract any part of which is in effect on the date of this Agreement or the Closing Date between Litmus or any of its Subsidiaries and any employee pursuant to which Litmus or such Subsidiary (i) provides annual compensation in excess of $50,000 or (ii) is obligated to provide any severance benefit or annual payment in excess of $25,000 following the Closing Date.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Litmus or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Litmus or any of its Subsidiaries, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

“Employee Salaries Letter” is defined in Section 4.16(a).

“Environmental Law” means, as enacted and in effect on or prior to the Closing Date, all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 C.F.R. 172, 101) the Environmental Protection Agency regulation 40 C.F.R. Part 302 and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and by subsequent amendments, 42 U.S.C. §9601, et seq. (hereinafter, collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (hereinafter, collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 7642; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. §136 136y; the Emergency Planning and Community Right to Know Act of 1986, as amended, 42 U.S.C. §11001, et seq. (Title III of SARA); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“First Twelve Quarters” means the period following the Closing Date and ending twelve (12) full calendar quarters following the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“General Claims” is defined in Section 10.1(a).

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a creditor or a lender under such an agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under trade acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to pay the Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks,

(e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any license agreement and any license, registered user agreement, technology or material, transfer agreement, and other agreements or instruments with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case of an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, and (b) in the case of a Person (other than an individual), such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, manager, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Property” means any real property leased by Litmus or its Subsidiaries as tenant, together with, to the extent leased by Litmus or its Subsidiaries all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Litmus or any of its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” is defined in Section 4.10(d).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, liabilities for Taxes and those liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to grant any of the foregoing), provided, however, that the term “Lien” shall not include: (a) liens for Taxes, assessments and charges any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein granted to any third party; (c) liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon Litmus pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to third party landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) liens granted in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than liens granted for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Linden” is defined in the preamble to this Agreement.

“Linden Employment Agreement” is defined in Section 9.1(h).

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Litmus” is defined in the preamble to this Agreement.

“Litmus Acquisition Sub” is defined in the preamble to this Agreement.

“Litmus Certificates” is defined in Section 2.6.

“Litmus Common Stock” is defined in Section 2.6.

“Litmus Surviving Company” is defined in Section 2.1.

“Loss” and “Losses” are defined in Section 10.2(a).

“Material Adverse Effect” means when used in connection with a Person, any circumstance, change, effect, event or occurrence that has or is reasonably likely to have, individually or in the aggregate: (a) a materially adverse impact to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Person, or (b) a materially adversely affect on the ability of the Person to operate or conduct its business in the manner in which it is currently operated or conducted.

“McReynolds” means Jeff McReynolds, an individual and a shareholder of Litmus.

“Merger” means the merger of Litmus Acquisition Sub with and into Litmus.

“Merger Consideration” is defined in Section 2.6.

“Non-Party Shareholders” means DePrenger and McReynolds.

“Option Cancellation Agreement” means the agreement set forth on Schedule 9.1(h)(9) hereto.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Party” or “Parties” is defined in the recitals to this Agreement.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations from a Governmental Authority.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“RCRA” has the meaning given in the Environmental Law definition.

“Real Property” means the Leased Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to a Person, whether or not in the ordinary course of its business, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” is defined in Section 9.1(h).

“Regulation” means any rule or regulation of any Governmental Authority.

“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration (as such terms are used or defined in the Environmental Laws) of a Hazardous Substance into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“SEC” means the United States Securities and Exchange Commission.

“Second Bite” means Second Bite LLC, a Kansas limited liability company and a wholly-owned Subsidiary of Litmus.

“Second Bite LLC Interests” is defined in Section 4.7(b).

“Section 4.22 Claims” is defined in Section 10.1(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Set-Off” is defined in Section 10.4.

“Set-Off Escrow Agreement” is defined in Section 10.4.

“Shareholder” and “Shareholders” are defined in the preamble to this Agreement

“Shareholder Warrant Agreements” is defined in Section 9.1(i).

“Shareholders Employment Agreement” is defined in Section 9.1(h).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) Databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of the Person and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Spyware” means a software application that resides on the user’s computer containing code that tracks a user’s personally identifiable information and passes it on to third parties without the user’s authorization.

“Stock Consideration” is defined in Section 2.6.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Tangible Personal Property” is defined in Section 4.11(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Claims” is defined in Section 10.1(a).

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Teeter” is defined in the preamble to this Agreement.

“Teeter Employment Agreement” is defined in Section 9.1(h).

“THK” is defined in the preamble to this Agreement.

“THK Accountants” means THK’s independent certified public accountants, which initially shall be Blackman Kallick Bartelstein, LLP.

“THK Common Stock” means the Common Stock, $.001 par value per share, of THK.

“THK General Claims” is defined in Section 10.1(b).

“THK Indemnitees” is defined in Section 10.2(a).

“THK Preferred Stock” is defined in Section 5.2(a).

“THK Three Year Claims” is defined in Section 10.1(b).

“Three Year Claims” is defined in Section 10.1(a).

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Unapproved Liabilities” is defined in Section 10.2(a).

“Underground Storage Tanks” has the meaning given in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, Regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

“ValidClick” means ValidClick, Inc., a Missouri corporation and a wholly-owned Subsidiary of Litmus.

“ValidClick Stock” is defined in Section 4.7(b).

“Web Sites” means all web sites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with the Business.

ARTICLE II

THE MERGER

2.1           The Merger.  At the Effective Time, in accordance with the laws of the State of Missouri and the terms and conditions of the Documents, Litmus Acquisition Sub shall be merged with and into Litmus.  From and after the Effective Time, the separate corporate existence of Litmus Acquisition Sub shall cease and Litmus, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Missouri as a wholly owned subsidiary of THK.  Litmus, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Litmus Surviving Company”.

2.2           Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing with the Secretary of State of the State of Missouri in accordance with RSMo § 351.435 Articles of Merger in the respective form required pursuant to RSMo § 351.430, which form shall be prepared by counsel to Litmus and THK, and attached hereto as Exhibit A and made a part hereof (the “Articles of Merger”), 12:01 a.m. on the date of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time”.  The Parties hereto shall take all necessary steps to pre-clear the Merger with the Secretary of State of the State of Missouri in order that on the Closing Date, the Articles of Merger may be filed with the Secretary of State of the State of Missouri and become effective upon filing.

2.3           Effect of the Merger.  At the Effective Time, the Merger shall have the effect set forth in the Documents and in the applicable provisions of law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, immunities, powers and franchises of Litmus and Litmus Acquisition Sub shall vest in the Litmus Surviving Company, and all of the debts, liabilities and duties of Litmus and Litmus Acquisition Sub shall become the debts, liabilities and duties of the Litmus Surviving Company.

2.4           Articles of Incorporation and Bylaws.  From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of Litmus Acquisition Sub immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of Litmus Surviving Company until amended in accordance with the respective terms thereof.

2.5           Directors and Officers.  The directors of Litmus Surviving Company immediately following the Effective Time shall consist of Linden and Teeter and three (3) or more persons designated by THK and the officers of Litmus Surviving Company immediately prior to the Effective Time shall be the officers immediately following the Effective Time, it being expressly agreed that (a) Linden shall be the President of Litmus Surviving Company and shall report to the President and the Chief Operating Officer of THK as described more fully in the Linden Employment Agreement, and (b) Teeter shall be a Vice President of Business Development and General Counsel of Litmus Surviving Company and shall report to the President of Litmus Surviving Company as described more fully in the Teeter Employment Agreement.  Both Linden and Teeter shall hold office in accordance with their respective Shareholder Employment Agreement and the Articles of Incorporation and Bylaws of Litmus Surviving Company, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with their respective Shareholder Employment Agreement and the Litmus Surviving Company’s Articles of Incorporation and Bylaws.

2.6           Effect on Litmus’s Capital Structure.  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any securities of Litmus, all of issued and outstanding shares of common stock of Litmus immediately prior to the Effective Time (“Litmus Common Stock”) shall be converted automatically into the right to receive the sum of the Cash Consideration (as defined below) and the Stock Consideration (as defined below) (which shall be referred to collectively as the “Merger Consideration”).  For purposes of this Agreement, (i) the “Cash Consideration” shall be the sum of the Initial Cash Consideration (as defined below) and the Deferred Cash Consideration, if any (as defined and calculated pursuant to Article VIII), and (ii) the “Stock Consideration” shall be the sum of the Initial Stock Consideration (as defined below) and the Deferred Stock Consideration, if any (as defined and calculated pursuant to Article VIII).  The “Initial Cash Consideration” shall be Six Million Five Hundred Thousand Dollars ($6,500,000) and the “Initial Stock Consideration” shall be Three Million One Hundred Seventy Thousand Seven Hundred Thirty Two (3,170,732) shares of THK Common Stock.

(b)           From and after the Effective Time, all Litmus Common Stock shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate that previously represented any such Litmus Common Stock (collectively, the “Litmus Certificates”) shall cease to have any rights with respect thereto other than the right to receive their pro rata portion of the Merger Consideration in proportion to their stock ownership of Litmus as set forth in Schedule 2.6.  Unless the Shareholders and the Non-Party Shareholders agree otherwise among themselves and so instruct THK in writing signed by each of the Shareholders and the Non-Party Shareholders, each Shareholder and Non-Party Shareholder shall receive its pro rata portion of the Cash Consideration and its pro rata portion of the Stock Consideration upon each distribution of Merger Consideration in proportion to their stock ownership of Litmus as set forth in Schedule 2.6.  On the Closing Date, the Initial Cash Consideration and Initial Stock Consideration shall be distributed to the Shareholders and the Non-Party Shareholders of record on the Closing Date in proportion to their stock ownership of Litmus as set forth in Schedule 2.6.

(c)           The foregoing Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the Litmus Common Stock, and after the Effective Time, there shall be no further registration or transfers of Litmus Common Stock.  If, after the Effective Time, any Litmus Certificates are presented to Litmus Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6. If any Litmus Certificates representing Litmus Common Stock shall have been lost, stolen or destroyed, THK shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable portion of the Merger Consideration.

2.7           Options and Warrants.  Prior to the Effective Time, Litmus and/or the Shareholders, at the sole expense of Litmus and/or the Shareholders, shall take all actions necessary to cause all options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into Litmus Common Stock, if any, to be converted into Litmus Common Stock, or be cancelled, extinguished and terminated.

2.8           Capital Structure of Litmus Acquisition Sub.  Each share of common stock of Litmus Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a share of common stock of Litmus Surviving Company.  From and after the Effective Time, each certificate of Litmus Acquisition Sub that previously represented a share of common stock in Litmus Acquisition Sub shall evidence ownership of an equal share of common stock of Litmus Surviving Company.

2.9           Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Litmus Surviving Company full right, title and possession of all properties, assets, rights, privileges, powers and franchises of Litmus and Litmus Acquisition Sub, the officers and directors of Litmus and the Litmus Surviving Company shall be and are fully authorized and directed, in the name of and on behalf of their respective companies, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.  THK shall cause Litmus Acquisition Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE III

RESTRICTIONS ON TRANSFER; REGISTRATION

3.1           Restrictions on Transfer.  All certificates representing THK Common Stock issued pursuant to this Agreement shall bear a legend stating that the THK Common Stock has not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom.

3.2           Registration.  At the Closing, THK and the Shareholders and the Non-Party Shareholders shall enter into the Registration Rights Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDERS AND LITMUS

In order to induce THK and Litmus Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and Litmus hereby jointly and severally represent and warrant to each of THK and Litmus Acquisition Sub as follows:

4.1           Organization and Qualification.  Litmus is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Litmus, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on Litmus.

4.2           Subsidiaries.  Litmus does not have any Subsidiaries other than ValidClick and Second Bite and does not own, directly or indirectly, any equity or other ownership interests of any other Person.  Each of ValidClick and Second Bite is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation, with full corporate or other power and authority to own, lease and operate its properties and to conduct its business as now conducted except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on ValidClick or Second Bite, respectively, and is duly licensed or qualified to transact business as a foreign corporation or entity and is in good standing in each of the jurisdictions listed on Schedule 4.2, which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on ValidClick or Second Bite, respectively.

4.3           Articles of Incorporation, Bylaws and Corporate Records.  True, correct and complete copies of each of (a) the Articles of Incorporation of Litmus and ValidClick and the operating agreement of Second Bite as amended and in effect on the date hereof, (b) the Bylaws of Litmus and ValidClick as amended and in effect on the date hereof and (c) the minute books of Litmus, ValidClick and Second Bite have been previously made available to THK and Litmus

Acquisition Sub.  The minute books contain complete and accurate records of all meetings and other actions of the directors, committees of the directors, managers, committees of managers organizers, shareholders and members of Litmus, ValidClick and Second Bite from the date of their incorporation or formation to the date hereof.

4.4           Authorization; Enforceability.  Litmus has the corporate power and authority to own, hold, lease and operate its properties and assets, to carry on its business as currently conducted and to execute, deliver and perform its obligations under this Agreement and the other Documents to which it is a party.  The execution, delivery and performance of this Agreement and the other Documents to which Litmus is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the directors of Litmus and the Shareholders and Non-Party Shareholders, and no other action on the part of Litmus or the Shareholders and Non-Party Shareholders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by Litmus and the Shareholders has been or, at the Closing, will be duly executed and delivered by, and constitute the legal, valid and binding obligations of, Litmus and the Shareholders, respectively, are enforceable against Litmus and the Shareholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency reorganization, moratorium and similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.5           No Violation or Conflict.  None of (a) the execution and delivery by Litmus and the Shareholders of this Agreement and the other Documents to be executed and delivered by Litmus or the Shareholders, (b) the consummation by Litmus and the Shareholders of the transactions contemplated by this Agreement and the other Documents or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by Litmus or the Shareholders at the Closing will (1) conflict with or violate the Articles of Incorporation or the Bylaws or other constituent documents of Litmus or any of its Subsidiaries, (2) to the Knowledge of Litmus or the Shareholders, conflict with or violate any Law, Order or Permit applicable to Litmus or any of its Subsidiaries or the Shareholders, or by which the properties of Litmus and its Subsidiaries or the Litmus Common Stock are bound or affected, or (3) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Litmus or its Subsidiaries or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Litmus or any of its Subsidiaries pursuant to, any Contract, Permit or other instrument or obligation to which Litmus is a party or by which Litmus or any of its Subsidiaries or their respective properties are bound or affected except, (x) in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole, and (y) in the case of clause (2) or (3) above, for any provision of any Contract or Permit which may restrict the assignment or transfer of the rights or obligations of Litmus or its Subsidiaries thereunder, which Contracts and Permits have been made available to THK and Litmus Acquisition Sub for review.

4.6           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Documents by Litmus and the Shareholders do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority except for the filings contemplated by Article II.

4.7           Capital Structure.

(a)           The Shareholders and the Non-Party Shareholders own 100% of the outstanding Litmus Common Stock.  The Shareholders and the Non-Party Shareholders, are the record and beneficial owners and holders of the Litmus Common Stock free and clear of all Liens.  Except as described in this Section 4.7(a), there will be no equity interests or other securities of Litmus authorized, issued, reserved for issuance or otherwise outstanding at the Closing.  All of the Litmus Common Stock is duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of Litmus having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders are eligible or required to vote.  There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Litmus is a party or bound obligating Litmus to issue, deliver or sell, or cause to be issued, delivered or sold, additional voting securities of Litmus or obligating Litmus to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of Litmus to repurchase, redeem or otherwise acquire any capital stock (or options to acquire any such capital stock) or other security or equity interest of Litmus which will survive the Closing.  All of the Litmus Common Stock was issued in compliance with all applicable federal and state securities laws and is owned by the Shareholders and the Non-Party Shareholders.  The Non-Party Shareholders have approved this Agreement and the transactions contemplated hereby and waived any dissenters or appraisal rights applicable to this Agreement and the transactions contemplated hereby after full disclosure of the terms hereof, including the Shareholder Warrant Agreements, the Shareholder Employment Agreements and the Employee Warrant Agreements and the Schedules furnished by THK pursuant hereto.

(b)           Litmus owns 100% of the outstanding capital stock of ValidClick (“ValidClick Stock”) and 100% of the limited liability company membership interests in Second Bite (the “Second Bite LLC Interests”).  Litmus is the sole record and beneficial owner and holder of the ValidClick Stock and the Second Bite LLC Interests free and clear of Liens.  Except as described in this Section 4.7(b), there will be no equity interests or other securities of ValidClick or Second Bite authorized, issued, reserved for issuance or otherwise outstanding at the Closing.  All of the ValidClick Stock and Second Bite LLC Interests are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other Indebtedness of ValidClick or Second Bite having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders or members are eligible or required to vote.  There are no other outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which ValidClick or Second Bite is a party or bound obligating ValidClick or

Second Bite to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing.  There are no outstanding contractual obligations of ValidClick or Second Bite to repurchase, redeem or otherwise acquire any capital stock (or options to acquire any such capital stock) or other security or equity interest of ValidClick or Second Bite which will survive the Closing.  All of the ValidClick Stock and Second Bite LLC Interests were issued in compliance with all applicable federal and state securities laws and are owned by Litmus.

4.8           Financial Statements.  Schedule 4.8 sets forth the audited consolidated annual balance sheets of Litmus and its Subsidiaries as of December 31, 2003, and December 31, 2004, respectively, and the related audited consolidated annual income statement and statement of cash flows for the periods ended December 31, 2003 and December 31, 2004 accompanied by the auditor’s report thereon, and (2) the audited consolidated balance sheet as of September 30, 2005 and the schedules thereto and the related unaudited consolidated income statement and statement of cash flows for the nine month period then ended September 30, 2005 (the “Audited Financials” or the “Company Financials”).  The Company Financials (i) have been prepared in accordance with the books and records of the Person to which they relate and (ii) are complete and correct have been prepared in accordance with GAAP consistently applied for the periods presented, except, as may be disclosed in the notes thereto and normal year-end adjustments, which will not be material individually or in the aggregate.  The Company Financials present fairly the financial condition and operating results of Litmus and its Subsidiaries as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

4.9           Conduct in the Ordinary Course; Absence of Changes.  Since October 31, 2005, Litmus has conducted the Business in the ordinary course, consistent with past practice, and to the Knowledge of Litmus and the Shareholders, there has been no change in the Business which has had, or could reasonably be anticipated to result in, a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

4.10         Real Property.

(a)           Litmus and its Subsidiaries do not own and have never owned any real property.

(b)           Schedule 4.10(b) lists (1) the street address of each parcel of Leased Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Property, and (3) the term and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Property.

(c)           Litmus has made available to THK and Litmus Acquisition Sub, to the extent in the possession of Litmus or its Subsidiaries, all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Leased Property or the operation of the Business thereon or any other uses thereof.

(d)           Litmus has delivered, or made available to THK and Litmus Acquisition Sub, true and correct copies of all leases and subleases listed in Schedule 4.10(b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each Lease:

(1)           each Lease is the legal, valid and binding, obligation of the parties thereto, enforceable against each party, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)           none of (a) the execution and delivery by Litmus and each of the Shareholders of this Agreement and the other Documents, (b) the consummation by Litmus and the Shareholders of the transactions contemplated by this Agreement and the other Documents, (c) the performance by Litmus and the Shareholders of this Agreement and the other Documents will (1) conflict with or violate the terms of any Lease or (2) result in any breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair Litmus’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Lease;

(3)           neither Litmus nor, to the Knowledge of Litmus and the Shareholders, any other party to any Lease, is in breach or default under the Lease, and, to the Knowledge of Litmus and the Shareholders no event has occurred that, with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the Lease; and

(4)           the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings regarding the amount of rent.

4.11         Personal Property.

(a)           Schedule 4.11(a) lists each item or distinct group of Hardware, machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property with a value in excess of $5,000 used in the Business and owned or leased by Litmus or its Subsidiaries (the “Tangible Personal Property”).

(b)           Litmus has delivered or made available to THK and Litmus Acquisition Sub correct and complete copies of all Contracts to which Litmus or its Subsidiaries is a party, including equipment leases, for Tangible Personal Property and any and all ancillary documents pertaining thereto.  With respect to each Contract to which Litmus or its Subsidiaries is a party for Tangible Personal Property:

(1)           each Contract, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is the legal, valid and binding obligation of the parties thereto, enforceable against each of the parties in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(2)           neither Litmus or its Subsidiaries nor, to the Knowledge of Litmus and the Shareholders, any other party to any lease, is in breach or default, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any lease; and

(3)           none of (a) the execution and delivery by Litmus and the Shareholders of this Agreement and the other Documents, (b) the consummation by Litmus and the Shareholders of the transaction contemplated by this Agreement and the other Documents, (c) the performance by Litmus or the Shareholders of this Agreement and the other Documents required by this Agreement will (1) conflict with or violate the terms of any lease or (2) result in any material breach or violation of or constitute a default (or an event with notice or lapse of time or both would become a default) under, or impair the rights of Litmus or its Subsidiaries or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any lease, which would have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(c)           All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.12         Approval of Directors and Shareholders.  The directors of Litmus have, at a meeting duly called and held at which all directors of Litmus were present or by a unanimous written consent:  (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of Litmus and its shareholders; (c) recommended to the shareholders of Litmus (1) approval of the Merger and the other transactions contemplated hereby and (2) approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the shareholders of Litmus for their approval and adoption.  The shareholders of Litmus have unanimously approved the Merger and this Agreement after full disclosure of the terms hereof, including the Shareholder Warrant Agreements, the Shareholder Employment Agreements and the Employee Warrant Agreements.

4.13         Insurance.  Litmus has furnished or made available to THK and Litmus Acquisition Sub true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of Litmus and its Subsidiaries relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13.  All such insurance policies are in full force and effect and will remain in full force and effect up to the Effective Time.

4.14         Permits.  Schedule 4.14 lists all Permits used in or otherwise required to conduct the Business which, if not obtained by Litmus, would have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.  Each of the Permits is valid and in full force and effect as of the date of this Agreement.

4.15         Taxes.  Except as set forth in Schedule 4.15 hereto:

(a)           All Tax Returns and reports in respect of Taxes required to be filed with respect to Litmus or its Subsidiaries have been timely filed,

(b)           all Taxes required to be shown on such returns and reports or otherwise due have been timely paid,

(c)           all such Tax Returns and reports are true, correct and complete in all material respects,

(d)           no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of Litmus and the Shareholders, no basis exists for any such adjustment,

(e)           there are no pending or, to the Knowledge of Litmus and the Shareholders, threatened actions or proceedings for the assessment or collection of Taxes against Litmus or its Subsidiaries,

(f)            no consent under Section 341(f) of the Code has been filed with respect to Litmus or its Subsidiaries,

(g)           there are no Tax Liens on any assets of Litmus or its Subsidiaries,

(h)           each of Litmus and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed,

(i)            Litmus and its Subsidiaries have not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority,

(j)            Litmus and its Subsidiaries have not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date,

(k)           there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Litmus or its Subsidiaries,

(l)            Litmus and its Subsidiaries will not be required:

(1)           as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, or

(2)           as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date,

(m)          Litmus and its Subsidiaries are not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes,

(n)           to the Knowledge of Litmus and the Shareholders, there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to Litmus or its Subsidiaries with respect to any period on or before the Closing Date,

(o)           Litmus and its Subsidiaries have not made any payments, and are not and will not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law),

(p)           Litmus and its Subsidiaries have not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law),

(q)           no claim has ever been made in writing by a taxing authority in a jurisdiction where Litmus or its Subsidiaries does not file Tax Returns that Litmus or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction,

(r)            Litmus and its Subsidiaries do not have any physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country,

(s)           true, correct and complete copies of all income and sales Tax Returns filed by or with respect to Litmus and its Subsidiaries for the past two (2) years have been furnished or made available to THK, and

(t)            Litmus and its Subsidiaries will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) with respect to the transactions contemplated by this Agreement.

4.16         Labor Matters.

(a)           The name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, manager, consultant or agent of Litmus or its Subsidiaries is accurately stated in that certain Letter dated the date of this Agreement from the Shareholders to Gerard M. Jacobs, the President and Chief Executive Officer of THK (the “Employee Salaries Letter”).

(b)           No employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or oral) exist between Litmus or its Subsidiaries and any current or former shareholder, officer, director, manager, member, employee or consultant, except such indemnifications as may be provided in the By-Laws or other charter documents of Litmus or its Subsidiaries and as may be identified in the Employee Salaries Letter.

(c)           Litmus and its Subsidiaries are not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by Litmus or its Subsidiaries and, to the Knowledge of Litmus and the Shareholders,

(1)           there are no controversies, strikes, slowdowns or work stoppages pending or threatened by any employee against Litmus or its Subsidiaries;

(2)           there are no unfair labor practice complaints pending against Litmus before the National Labor Relations Board or any other Governmental Authority involving any current or former employee of Litmus or its Subsidiaries;

(3)           Litmus and its Subsidiaries have complied with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any Governmental Authority and have withheld and paid to any appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of Litmus or its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

(4)           Litmus and its Subsidiaries have paid in full to all their respective employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of its employees; provided however, that the employees of Litmus and its Subsidiaries have until the end of a calendar year to use accrued vacation;

(5)           there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened against Litmus or its Subsidiaries before any Governmental Authority with respect to any Persons currently or formerly employed by Litmus or its Subsidiaries;

(6)           there is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Litmus or its Subsidiaries; and

(7)           there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or threatened against Litmus or its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Litmus or its Subsidiaries have employed or currently employs any Person.

4.17         Employees and Related Agreements; ERISA.

(a)           Schedule 4.17(a) contains a true and complete list of each Employee Plan and each Employee Agreement of Litmus and its Subsidiaries.  Litmus and its Subsidiaries have no plan or commitment, whether legally binding or not, to establish any new Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Employee Plan or Employee Agreement (except to the extent required by law as previously disclosed to THK, or as required by this Agreement).

(b)           Litmus has provided to THK and Litmus Acquisition Sub (1) current, true and complete copies of each Employee Plan and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto, (2) the two most recent annual actuarial valuations, if any, prepared for each Employee Plan, (3) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Employee Plan or related trust, (4) a statement of alternative form of compliance pursuant to Department of Labor Regulation §2520.104-23, if any, filed for each Employee Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees, (5) the most recent determination letter received from the IRS, if any, for each Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code, (6) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, and (7) the most recent summary plan description together with the most recent summary of modifications, if any, required under ERISA with respect to each Employee Plan.

(c)           Except to the extent any action does not have a Material Adverse Effect on Litmus or its Subsidiaries, (1) Litmus and its Subsidiaries have performed all obligations required to be performed by it under each Employee Plan and Employee Agreement and is not in default under or in violation of any Employee Plan or Employee Agreement, (2) each Employee Plan has been established and maintained in accordance with its terms and in compliance with all requirements of Laws, (3) each Employee Plan intended to qualify under Section 401 of the Code is so qualified and a determination letter has been issued by the IRS to the effect that each Employee Plan is so qualified and that each trust forming a part of any Employee Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the Knowledge of Litmus and the Shareholders, no circumstances, exist which could reasonably be expected to adversely affect this qualification or exemption, (4) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan, (5) there are no actions, proceedings, arbitrations, suits or claims pending or, to the Knowledge of Litmus and the Shareholders, threatened or anticipated (other than routine claims for benefits), with respect to any Employee Plan or Employee Agreement, (6) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code, (7) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or other Governmental Authority and, to the Knowledge of Litmus and the Shareholders, no audit or investigation is pending or threatened, (8) no liability under any Employee Plan has been funded nor has any obligation been satisfied with the purchase of a Contract from an insurance company as to which Litmus or its Subsidiaries have received notice that insurance company is insolvent or is in rehabilitation or any similar proceeding, (9) Litmus and its Subsidiaries have timely deposited and transmitted, or accrued, all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts, and (10) each Employee Plan that allows loans to plan participants has been operated in accordance with the plan’s written loan policy; in addition, all outstanding loans from all Employee Plans are current as of the Closing Date, and there are no loans in default.

(d)           Litmus and its Subsidiaries are not the sponsor, and do not maintain, contribute to, or have any liability in respect of, and have never sponsored, maintained, contributed to, or had any liability in respect of, or been required to contribute to, an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, or a “multiple employer plan” (within the meaning of Section 413 of the Code).

(e)           Litmus and its Subsidiaries (1) do not maintain or contribute to any Employee Plan that provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or otherwise at the expense of the employee, and (2) do not have any obligation or agreement (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code or otherwise at the expense of the employee.

(f)            The execution of, and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby will not constitute an event under any Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Litmus or its Subsidiaries.

(g)           No Employee Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

(h)           Except with respect to its Subsidiaries, Litmus is not (1) a shareholder of a “controlled group of corporations,” or an “affiliated service group” within the meanings of Sections 414(b) or (m) of the Code, (2) required to be aggregated with any Person under Section 414(o) of the Code; or (3) under “common control,” with any Person within the meaning of Section 4001(a)(14) of ERISA or Section 414(c) of the Code.

(i)            Litmus and its Subsidiaries have complied with the requirements of the HIPAA Medical Privacy Regulations with respect to each Employee Plan that is subject to such requirements and with respect to the status of Litmus and its Subsidiaries as a “covered entity” as defined therein.

4.18         Environmental and Health/Safety Matters.

(a)           To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries are and have at all times been in compliance with Environmental Laws applicable to assets used in the Business (“Business Assets”), and Litmus and its Subsidiaries are not currently liable for any penalties, fines or forfeitures for failure to comply with Environmental Laws, except for any non-compliance as would not have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(b)           Litmus and its Subsidiaries have obtained, or caused to be obtained (except where such failure to obtain has not resulted in a Material Adverse Effect on Litmus or its Subsidiaries), and, to the Knowledge of Litmus and the Shareholders, are in compliance with, all applicable Permits required by Environmental Laws and necessary for the operation of the Business, except for any non-compliance as would not have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.  Copies of such Permits have been provided to THK and Litmus Acquisition Sub.  There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the Knowledge of Litmus and the Shareholders, threatened by any Governmental Authority or third parties against Litmus or its Subsidiaries or any of the Business Assets which question the validity or entitlement of Litmus to any Permit wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(c)           Litmus and its Subsidiaries have neither received nor does Litmus or the Shareholders have Knowledge of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving Litmus or its Subsidiaries, issued by any Governmental Authority or third party with respect to any Environmental Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(d)           To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have not generated, manufactured, used, recycled, transported, transferred, stored, handled, treated, discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, recycle transport, transfer, store, handle, treat, discharge, Release or dispose of, Hazardous Substances to or at any location, including property currently or previously owned by it, other than a site lawfully allowed or permitted by the Environmental Laws or other applicable requirements of Laws to receive such Hazardous Substances, nor has Litmus or its Subsidiaries performed, arranged for or allowed by any method or procedure such generation, manufacture, use, recycling, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, Release or disposal in contravention of any Environmental Laws, except such as would not have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(e)           To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have neither caused, nor allowed to be caused or permitted, either by action or inaction, a Release or discharge, or threatened Release or discharge, of any Hazardous Substance on, into or beneath the surface of any parcel owned or leased by Litmus or its Subsidiaries or to any properties adjacent thereto which would have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.  To the Knowledge of Litmus and the Shareholders, there has neither occurred, nor is there presently occurring, a Release or discharge, or threatened Release or discharge, of any Hazardous Substances on, into or beneath the surface of any parcel owned or leased by Litmus or its Subsidiaries or to any properties adjacent thereto which would have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(f)            To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have neither generated, handled, manufactured, treated, stored, used, recycled, shipped, transported, transferred, or disposed of, nor has Litmus or its Subsidiaries allowed or arranged, by Contract or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, recycle, ship, transport, transfer or dispose of, any Hazardous Substances to or at a site which, pursuant to Environmental Laws or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent.  Neither Litmus or its Subsidiaries nor the Shareholders have received written notice, and neither Litmus nor the Shareholders have Knowledge of any facts which could give rise to any notice, that Litmus or its Subsidiaries is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Laws.  Litmus and its Subsidiaries have not submitted nor (to the Knowledge of Litmus and the Shareholders) was Litmus or its Subsidiaries required to submit, any notice pursuant to Section 103(c) of CERCLA with respect to any parcel owned or leased by Litmus or its Subsidiaries.  Litmus and its Subsidiaries have not received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of real property or premises where Litmus or its Subsidiaries has transported, transferred or disposed of Hazardous Materials.  Litmus and its Subsidiaries have neither been required, nor have Litmus or its Subsidiaries undertaken, any response or remedial actions or clean up actions of any kind at the request of any Governmental Authorities or at the request of any other third party.  To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have no liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

(g)           To the Knowledge of Litmus and the Shareholders, there are no Aboveground Storage Tanks or Underground Storage Tanks on any of the Real Property.

(h)           Schedule 4.18(h) is a true and complete schedule of (1) all material environmental audits, assessments, investigations or occupational health studies, of which Litmus or the Shareholders have Knowledge, undertaken by Litmus or its Subsidiaries, relating to or affecting Litmus or its Subsidiaries or any of the Real Property, and (2) to the Knowledge of Litmus and the Shareholders, all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting Litmus or its Subsidiaries or any of the Real Property.

(i)            Schedule 4.18(i) contains a list of the Business Assets which, to the Knowledge of Litmus and the Shareholders, have been confirmed to contain PCBs or “asbestos” or “asbestos containing material” (as such terms are identified under the Environmental Laws).  To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have operated and continue to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of PCBs or asbestos or asbestos containing materials, except where such noncompliance would not have a Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.  There are no claims, actions, suits, governmental investigations or proceedings brought by any Governmental Authority or third party pending, or, to the Knowledge of Litmus and the Shareholders, threatened against or directly affecting Litmus or its Subsidiaries, the

Business Assets or the Business relating to the use, handling or exposure to and disposal of PCBs or asbestos or asbestos containing materials in connection with their assets and operations.

(j)            Schedule 4.18(j) is a true and complete schedule of the operations and activities, and locations thereof, which have been conducted and are being conducted by Litmus or its Subsidiaries on any of the Real Property which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, recycling, spilling, leaking, dumping, discharging, release or disposal of any Hazardous Substances.

4.19         Certain Interests.

(a)           To the Knowledge of Litmus and the Shareholders, no officer, director or shareholder of Litmus, and no immediate family member or spouse who resides with, or is a dependent of, any Shareholder, officer or director:

(1)           has any direct or indirect financial interest in any competitor, supplier or customer of Litmus, provided, however, that the ownership of securities representing no more than 3% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning the securities has no other connection or relationship with the competitor, supplier or customer;

(2)           owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which Litmus or its Subsidiaries uses or has used in the conduct of the Business or otherwise; or

(3)           has outstanding any Indebtedness to Litmus or its Subsidiaries.

(b)           To the Knowledge of Litmus and the Shareholders, Litmus and its Subsidiaries have no Indebtedness, Liabilities or any other obligation of any nature whatsoever to, any officer, director or shareholder of Litmus or to any immediate family member or spouse who resides with, or is a dependent of, any such officer, director or shareholder, except as disclosed to THK and Litmus Acquisition Sub in this Agreement and/or the Company Financial Statements.

4.20         Litigation.  Except as set forth on Schedule 4.20, there are no Actions pending or, to the Knowledge of Litmus and the Shareholders, threatened against, relating to or affecting Litmus or its Subsidiaries or the Business before any Court, Governmental Agency or any arbitrator or mediator.  Neither Litmus or its Subsidiaries nor the Shareholders is subject to any Order, including but not limited to any Order which prohibits or restricts the consummation of the transactions contemplated hereby.

4.21         Intellectual Property and Web Sites.  Except for Software, content, or other similar services/property purchased on a non-exclusive basis through Contracts with third parties, Litmus has the exclusive rights, titles and interests in and to any and all Intellectual Property and all of the Web Sites used by or being developed by, or otherwise associated with, the present operations of the Business.

4.22         Adknowledge Release Agreement.

(a)           The Adknowledge Release Agreement, with respect to Litmus and the Shareholders and to the Knowledge of Litmus and the Shareholders with respect to the other parties thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).  Litmus and the Shareholders and, to the Knowledge of Litmus and the Shareholders, the Non-Party Shareholders, Adknowledge and Lynn are not in breach of or default under, and have not violated the terms of, the Adknowledge Release Agreements.  Notwithstanding the statements in the Adknowledge Release Agreement, Melissa Linden is not a shareholder of Litmus.  The Lawsuit (as defined in the Adknowledge Release Agreement) has been dismissed by Adknowledge with prejudice and, to the Knowledge of Litmus and the Shareholders, Adknowledge has notified the U.S. Attorney’s Office as required by Section 7 of the Adknowledge Release Agreement.

(b)           To the Knowledge of Litmus and the Shareholders based on information concerning THK available in its SEC reports and on its website and from other publicly-available sources, THK is not an Unnamed Competitor (as defined in the Adknowledge Release Agreement) and Linden and Teeter can enter into and perform their obligations under this Agreement and the Shareholder Employment Agreements and otherwise be employed by Litmus Surviving Company without violating the terms of the Adknowledge Release Agreement.  The representations and warranties in this Section 4.27(b) shall not apply to any line of business that THK or any of its other Subsidiaries enters into after the date of this Agreement or that was not publicly-disclosed by THK prior to the date of this Agreement.

4.23         Receivables.  The Receivables of Litmus and its Subsidiaries as reflected in the Company Financials, consist solely of bona fide accounts receivable generated by the Business which, to the Knowledge of Litmus and the Shareholders, can be collected in the ordinary course of the business in a manner consistent with the historical collection results, efficiencies, policies, procedures and patterns of the Business.

4.24         Residency; Investment Sophistication; Background.  Each of the Shareholders (a) is a resident of the State of Missouri, (b) is (x) an “accredited investor” as defined in Section 501 of Regulation D promulgated under the Securities Act and (y) capable of evaluating the potential risks of an investment in THK Common Stock, (c) has received, read and understands the public filings of THK with the SEC, including but not limited to THK’s amended Annual Reports on amended Forms 10-KSB for the years ended December 31, 2003 and December 31, 2004, including the amended and restated financial statements and “Risk Factors” contained therein, and THK’s amended Quarterly Reports on amended Forms 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, Current Reports on Form 8-K, the Registration Statement on Form SB-2, as amended (SEC File No. 333-121761), and the Proxy Statement for its Annual Meeting scheduled for March 14, 2006 and amendments to any of the foregoing filed with the SEC, including the amended and restated financial statements and other disclosures contained therein, (d) has been afforded a full opportunity to conduct such additional “due diligence” investigation of THK, its Subsidiaries and Litmus Acquisition Sub, including their respective businesses, management, balance sheets, financial results, prospects and risk factors as the Shareholders have deemed appropriate, (e) has retained and has been advised by his own competent lawyers and accountants in regard to the preparation, negotiation and execution of this Agreement and the transactions contemplated herein, (f) has never been charged, indicted or convicted of any felony criminal offense, excepting only traffic violations, and (g) is acquiring the shares of THK Common Stock issued as part of the Merger Consideration in good faith solely for his own account with the present intention of holding such shares for purposes of investment, and is not acquiring such shares with a view to or for subdivision, distribution, fractionalization or distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers.

4.25         Brokers.  Except as set forth on Schedule 4.25, neither Litmus nor the Shareholders nor the Non-Party Shareholders have employed any financial advisor, broker, finder, consultant or advisor, and neither Litmus nor the Shareholders nor the Non-Party Shareholders have incurred nor will incur any broker’s, finder’s, investment banking, consultant, advisory or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.26         Banks and Brokerage Accounts.  Schedule 4.26 sets forth (1) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Litmus or any of its Subsidiaries has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship, (2) a true and complete list and description of each account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of Litmus or any of its Subsidiaries having signatory power with respect thereto and the current balances in the accounts or safety deposit boxes, and (3) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Litmus, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, or any of its Subsidiaries therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

4.27         Indebtedness and Liabilities.  On the Closing Date, Litmus and its Subsidiaries will be free and clear of all material Indebtedness and Liabilities, including but not limited to Liens, obligations, claims and encumbrances, actual or contingent, known or unforeseen, including but not limited to bank loans, shareholder loans, payroll claims, bonus and commission claims, unpaid payroll taxes, other unpaid taxes, pension obligations, employment discrimination claims, sexual harassment claims, breach of contract claims, credit card chargebacks, lawsuits, stock options, stock warrants, phantom stock plans, stock appreciation rights or plans, deferred compensation agreements, purchase agreements that cannot be cancelled by Litmus at any time, consulting agreements, employment agreements (other than the Employment Agreements referred to in Section 9.1(h)(4)), severance agreements or “change of control” agreements of any nature, and any other liabilities of any nature whatsoever (collectively, “Claims of Any Nature”) excepting only those liabilities shown on the Litmus audited consolidated balance sheet as of September 30, 2005 included in the Company Financials, as previously provided by the Shareholders to THK, subject only to minor adjustments in liability line items incurred in the ordinary course of the Business from September 30, 2005 until the Closing Date (the “Approved Liabilities”).

4.28         Contracts.  Schedule 4.28 sets forth a list of all of the following Contracts to which Litmus or any of its Subsidiaries is a party:

(a)           any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, not entered into in the ordinary course of business;

(b)           any Contract concerning a partnership, joint venture or limited liability company venture;

(c)           any Contract (or group of related Contracts) under which Litmus or any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, in excess of $10,000 or pursuant to which a Lien has been placed on any of its assets, tangible or intangible, in excess of $10,000;

(d)           any Contract concerning confidentiality or non-competition;

(e)           any Contract between the Shareholders or the Non-Party Shareholders or their respective Affiliates and Litmus of any of its Subsidiaries;

(f)            any Contract under which Litmus or any of its Subsidiaries has advanced or loaned monies to any director, manager, officer or employee, and any portion of such monies will remain outstanding and unpaid on the Closing Date;

(g)           any Contract which restricts Litmus or any of its Subsidiaries from engaging in the Business anywhere in the world;

(h)           any settlement or similar Contract, the performance of which will require Litmus to pay, or entitles Litmus or any of its Subsidiaries to receive, after the Closing Date consideration in excess of $10,000;

(i)            any Contract relating to any acquisition, divestiture, merger or similar transaction involving consideration in excess of $10,000, which contains representations, warranties, covenants, indemnities or other obligations which are still in effect;

(j)            any powers of attorney (other than a power of attorney given in the ordinary course of business for routine Tax matters);

(k)           any Contract relating to pending capital expenditures of Litmus or any of its Subsidiaries in excess of $10,000;

(l)            any Contract under which Litmus of any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $10,000, where any portion of such sums remain outstanding and unpaid; and

(m)          any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

Litmus has delivered, or made available, to THK, a correct and complete copy of each written Contract listed in Schedule 4.28 (as amended to date) and a written summary setting forth the material terms and conditions of each oral Contract, if any, referred to in Schedule 4.28.  Each Contract is the legal, valid, binding obligation of the parties thereto, enforceable against each party except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).  To the Knowledge of Litmus and the Shareholders, no party to any Contract is in breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract.

4.29         Spyware/Adware.  To the Knowledge of Litmus and the Shareholders after due inquiry with the employees of Litmus and its Subsidiaries, Litmus and its Subsidiaries have not received any complaints of Adware or Spyware or “cookie stuffing” arising from or related to the Business of Litmus and its Subsidiaries.  To the Knowledge of Litmus and the Shareholders after due inquiry with the employees of Litmus and its Subsidiaries, Litmus and its Subsidiaries do not engage or utilize Adware or Spyware or “cookie stuffing” and have taken commercially reasonable efforts to avoid such practices by their respective employees and agents.

4.30         Material Information.  To the Knowledge of Litmus and the Shareholders, all material information concerning Litmus and its Subsidiaries has been provided by Litmus and the Shareholders to THK and Litmus Acquisition Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THK AND LITMUS ACQUISITION SUB

In order to induce the Shareholders and Litmus to enter into this Agreement and to consummate the transactions contemplated hereby, THK and Litmus Acquisition Sub represent and warrant to the Shareholders and Litmus as follows:

5.1           Organization and Qualification.  Each of THK and Litmus Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full power and authority to own, lease and operate its properties and to conduct its business as now conducted, except where failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on THK or Litmus Acquisition Sub.  Each of THK and Litmus Acquisition Sub is duly qualified or licensed as a foreign corporation in each of the jurisdictions listed on Schedule 5.1 which are the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on THK and Litmus Acquisition Sub taken as a whole.  Each of THK and Litmus Acquisition Sub has made available to the Shareholders and Litmus true, complete and correct copies of its charter documents, as amended to date, including the respective Articles of Incorporation and By-Laws of each.  All of the issued and outstanding shares of common stock of Litmus Acquisition Sub, or other equity interests in, Litmus Acquisition Sub are (a) duly authorized, validly issued, fully paid, non-assessable, (b) owned, directly or indirectly, by THK free and clear of all Liens, and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to THK, or otherwise restricts the right to vote, sell or otherwise dispose of such ownership interest other than restrictions under the Securities Act and state securities laws.

5.2           Capital Structure.  The authorized capital stock of THK consists of (a) 100,000,000 shares of THK Common Stock and (b) 5,000,000 shares of “blank check” Preferred Stock, 500,000 shares of which have been designated “Series One Preferred Stock” (“THK Preferred Stock”).  As of February 1, 2006: (1) 41,402,656 shares of THK Common Stock were issued and outstanding, (2) no shares of THK Preferred Stock were issued or outstanding, (3) 2,500,000 shares of THK Common Stock were held in the treasury of THK, and (4) 12,144,246 shares of THK Common Stock were duly reserved for future issuance pursuant to warrants or options issued or granted by THK.  All outstanding shares of THK Common Stock are, and all shares of THK Common Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.  There are no bonds, debentures, notes or other indebtedness of THK having the right to vote (or convert into securities having the right to vote) on any matters on which stockholders of THK may vote.  Except as described on Schedule 5.2(a) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which THK is a party or bound obligating THK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of THK or obligating THK to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 5.2(b), neither THK nor Litmus Acquisition Sub is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to, or in, any Person.  All of the issued and outstanding shares of THK Common Stock were issued in compliance with all applicable federal and state securities laws.

5.3           Authorization; Enforceability.  Each of THK and Litmus Acquisition Sub has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Documents to which it is or they are a party.  The execution, delivery and performance of this Agreement and the other Documents to which it is or they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the board of directors of THK and of Litmus Acquisition Sub, and no other action by either entity or its equity holders is necessary to consummate the transactions contemplated by this Agreement and the other Documents.  This Agreement and each of the other Documents to be executed and delivered by each of THK and Litmus Acquisition Sub have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.4           No Violation or Conflict.  None of (a) the execution and delivery by THK and Litmus Acquisition Sub of this Agreement and the other Documents to be executed and delivered by each of THK and Litmus Acquisition Sub, (b) consummation by each of THK and Litmus Acquisition Sub of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of THK and Litmus Acquisition Sub at the Closing, will (1) conflict with or violate the charter documents of any of them, (2) to the Knowledge of THK and Litmus Acquisition Sub, conflict with or violate any Law, Order or Permit applicable to any of them or by which their properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of THK or Litmus Acquisition Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of either THK or Litmus Acquisition Sub pursuant to, any Contract, Permit or other instrument or obligation to which THX or Litmus Acquisition Sub is a party or by which THX or Litmus Acquisition Sub or its properties are bound or affected except, in the case of clause (2) or (3) above, for any conflict, breach, violation, default or other occurrence that would not individually or the aggregate, have a Material Adverse Effect on THK and Litmus Acquisition Sub taken as a whole.

5.5           Governmental Consents and Approvals.  Except as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement and the other Documents by each of THK and Litmus Acquisition Sub do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

5.6           Litigation.  Except as set forth on Schedule 5.6, there are no Actions pending or, to the Knowledge of THK, threatened, against THK or Litmus Acquisition Sub, which, if adversely determined, would have a Material Adverse Effect on THK and Litmus Acquisition Sub taken as a whole.

5.7           Interim Operations.  Litmus Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.8           Brokers.  Neither THK nor Litmus Acquisition Sub has employed any financial advisor, broker or finder, and neither THK nor Litmus Acquisition Sub has incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

5.9           Material Information.  Except as set forth on or referred to in Schedule 5.9, to the Knowledge of THK, all material information concerning THK and Litmus Acquisition Sub has been made available to the Shareholders, the Non-Party Shareholders and Litmus.

ARTICLE VI

COVENANTS

6.1           Performance.  Subject to the terms and conditions provided in this Agreement, each of the Parties shall use commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2           Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of the Parties will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Each of the Parties shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Parties may reasonably deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents.  The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents and estoppel certificates.

6.3           Notification.  From the date hereof until the Closing, each Party to this Agreement shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Party or that could reasonably be anticipated to cause any representation or warranty made by the notifying Party in this Agreement to be materially false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the applicable disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of such Party, it being agreed that any filing made by THK with the SEC during such period shall be deemed to have been delivered by THK to Litmus and the Shareholders and such delivery shall be deemed to satisfy the obligations of THK and Litmus Acquisition Sub under this Section 6.3(b) with respect to the items subject to such filings.  Any such notification shall limit and amend or alter any of the representations, warranties or covenants of the Parties set forth in this Agreement to which the notification applies, provided however that the Party receiving such notification may treat such limitation, amendment or alteration as a breach of Section 9.1(a) if it meets the conditions thereof.

6.4           Conduct of Business Pending Closing.

(a)           At all times prior to the Closing Date, Litmus covenants and agrees that it shall conduct the Business only in the ordinary course consistent with past practices, and Litmus shall use its commercially reasonable efforts consistent with past practices to preserve intact the Business and to keep available satisfactory relationships with suppliers, customers and others having business relationships with it; provided that the Shareholders shall be permitted to cause Litmus to transfer, assign, release or otherwise dispose of cash in excess of that required for Litmus to comply with Section 9.1(j).

(b)           Except as provided in Section 6.4(a) above and Section 9.1(j), from the date of this Agreement until the Closing Date there shall not be any increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving Litmus and/or the Shareholders, nor shall there be any unusual cash withdrawals, unusual payments, unusual Contracts or contract provisions, or other unusual transactions or business practices involving Litmus and/or the Shareholders.

(c)           At all times prior to the Closing Date, except as otherwise set forth in this Agreement, Litmus Acquisition Sub covenants and agrees that it will not, directly or indirectly, conduct any business or incur any Liabilities (contingent or otherwise).

(d)           Litmus and the Shareholders agree that during the period from the date hereof until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article XI, Litmus and the Shareholders shall refrain from entering into, participating in, or responding to any negotiations, discussions, Contracts, letters of intent, or other arrangements of any nature with any third parties (other than THK) regarding a disposition of all or substantially all of Litmus’s Business or assets, the sale of the capital stock of Litmus or any actions which might have the effect of impeding, delaying or making more costly the Merger.

6.5           Post Closing Bonus Pool.  In the event the Shareholders are entitled to any Earnout Payments pursuant to Article VIII, THK shall cause additional capital to be contributed to Litmus Surviving Company to create a bonus pool (the “Bonus Pool”).  The Bonus Pool shall be used to pay bonuses to the pre-merger employees of Litmus identified in Schedule 6.5 (the “Pre Merger Employees”).  The amount of additional capital to be contributed by THK to the Bonus Pool shall be (i) $150,000 upon the payment of the First Earnout Payment, (ii) $300,000 upon the payment of the Second Earnout Payment, (iii) $300,000 upon the payment of the Third Earnout Payment, and (iv) $300,000 upon the payment of the Fourth Earnout Payment.  Distribution of the Bonus Pool among the Pre Merger Employees shall be determined by agreement between Linden and Teeter, if and when the Bonus Pool payments are made.  The obligations of THK under this Section shall survive the Closing.

ARTICLE VII

EMPLOYMENT MATTERS

7.1           Current Employees.  The aggregate annual base salary of each person employed by Litmus Surviving Company shall initially be as set forth in the Employee Salaries Letter.

7.2           Management of Surviving Corporation.

(a)           From and after the Effective Time, until his respective successor is duly elected and qualified, Linden shall serve as the President of Litmus Surviving Company pursuant to the Linden Employment Agreement, with authority and responsibility to manage and control the day-to-day operations of Litmus Surviving Company pursuant to the Articles of Incorporation and Bylaws of Litmus Surviving Company and subject to the overall control of the board of directors of Litmus Surviving Company and THK.

(b)           Notwithstanding the provisions of clause (a) above, any of the following actions of Litmus Surviving Company or any of its Subsidiaries shall require the prior express approving vote of the board of directors of Litmus Surviving Company and THK, respectively:

(1)           amend the Articles of Incorporation or Bylaws of Litmus Surviving Company;

(2)           wind-up, liquidate, dissolve or reorganize Litmus Surviving Company, or adopt a plan or proposal contemplating any of the foregoing;

(3)           approve the annual budget of Litmus Surviving Company for any fiscal year, or approve any course of action which is likely to cause Litmus Surviving Company to incur expenses or to make capital expenditures in amounts materially different from the amounts set forth in the relevant budget;

(4)           elect or remove corporate officers of Litmus Surviving Company;

(5)           change the base or bonus compensation structure of any of the senior management level employees of Litmus Surviving Company, including the senior management level employees named on Schedule 7.1;

(6)           enter into, modify or terminate any employment agreements, severance agreements, profit sharing plans, pension plans, or similar agreements with any senior management employee of, or consultant to, Litmus Surviving Company;

(7)           issue securities of Litmus Surviving Company, including debt or equity securities, options, rights or warrants, or any other securities which are convertible into or exchangeable for common stock or other equity interests of Litmus Surviving Company;

(8)           register any securities of Litmus Surviving Company;

(9)           merge, consolidate or combine Litmus Surviving Company with any other corporation, partnership or other entity;

(10)         sell assets of Litmus Surviving Company, other than in the ordinary course of business;

(11)         purchase, sell, lease, acquire or dispose of stock or assets valued at $25,000 or more, including acquiring another company, division or line of business (other than as provided for in the annual budget of Litmus Surviving Company and its Subsidiaries approved in accordance with this Section 7.2);

(12)         declare or pay any dividends or any other distribution in respect of any securities of Litmus Surviving Company, or redeem, acquire or retire any securities;

(13)         make, or commit to make, during any fiscal year capital expenditures or enter into capital leases (other than capital expenditures and capital leases provided for in the annual budget of Litmus Surviving Company and its Subsidiaries approved in accordance with this Section 7.2) which, in the aggregate, exceed $25,000;

(14)         enter into any Contract, commitment or arrangement of any nature with any corporation, partnership or other entity directly or indirectly owned or controlled by, or an Affiliate of, any employee of Litmus Surviving Company;

(15)         borrow, issue bonds or notes, or otherwise incur debt or guarantee any debt (other than accounts payable incurred in the ordinary course of business, and any borrowing, issuance of bonds or notes, or other debt or guarantees of any debt provided for in Litmus Surviving Company’s annual budget approved in accordance with this Section 7.2);

(16)         mortgage, pledge, grant a security interest, or otherwise encumber the assets of Litmus Surviving Company (other than any mortgage, pledge, grant of security interest, or other encumbrance provided for in the annual budget of Litmus Surviving Company and its Subsidiaries approved in accordance with this Section 7.2);

(17)         initiate or settle any lawsuit or arbitration proceeding involving Litmus Surviving Company, other than actions to collect debts owed to Litmus Surviving Company;

(18)         retain independent certified public accountants to audit the books and financial records of Litmus Surviving Company;

(19)         create or change any committee of the Board of Directors of Litmus Surviving Company;

(19)         issue any press release of any type without the prior written approval of the chief executive officer of THK; or

(20)         take any action referred to in clauses (1) through (19) above, inclusive, relating to any Subsidiary of Litmus Surviving Company.

If the board of directors of Litmus Surviving Company and THK disagree on any of the foregoing matters, then the decision of the THK board of directors shall control.

ARTICLE VIII

EARNOUT

8.1           Earnout.  Following the Closing Date, the Shareholders and the Non-Party Shareholders shall be eligible to receive Deferred Cash Consideration and Deferred Stock Consideration (collectively, the “Deferred Consideration”), payable in up to four payments (each an “Earnout Payment” and collectively the “Earnout Payments”) based on the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings.  Such Deferred Consideration, if any, shall be calculated as indicated below based upon the earnings target reached as set forth below:

(a)           If the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings is less than $10,000,000, then no Deferred Consideration shall be payable to the shareholders and no Earnout Payment shall be paid to Shareholders and the Non-Party Shareholders;

(b)           At such time as the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings is equal to at least $10,000,000, then Deferred Consideration in the amount of $2,850,000 shall be payable to the Shareholders and the Non-Party Shareholders and the first Earnout Payment (the “First Earnout Payment”) shall be paid to the Shareholders and the Non-Party Shareholders.  The First Earnout Payment shall be paid as follows:  (i)  $1,350,000 of Deferred Cash Consideration, and (ii) Deferred Stock Consideration of THK Common Stock having an aggregate value of $1,500,000, such stock to be valued at the average closing price per share of THK Common Stock on the last thirty (30) trading days prior to the end of the last calendar quarter prior to such Earnout Payment;

(c)           At such time as the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings is equal to at least $15,000,000, then Deferred Consideration in the amount of $5,700,000 shall be payable to the Shareholders and the Non-Party Shareholders and the second Earnout Payment (the “Second Earnout Payment”) shall be paid to the Shareholders and the Non-Party Shareholders.  The Second Earnout Payment shall be paid as follows:  (i)  $2,700,000 of Deferred Cash Consideration, and (ii) Deferred Stock Consideration of THK Common Stock having an aggregate value of $3,000,000, such stock to be valued at the average closing price per share of THK Common Stock on the last thirty (30) trading days prior to the end of the last calendar quarter prior to such Earnout Payment;

(d)           At such time as the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings is equal to at least $20,000,000, then Deferred Consideration in the amount of $5,700,000 shall be payable to the Shareholders and the Non-Party Shareholders and the third Earnout Payment (the “Third Earnout Payment”) shall be paid to the Shareholders and the Non-Party Shareholders.  The Third Earnout Payment shall be paid as follows:  (i)  $2,700,000 of Deferred Cash Consideration, and (ii) Deferred Stock Consideration of THK Common Stock having an aggregate value of $3,000,000, such stock to be valued at the average closing price per share of THK Common Stock on the last thirty (30) trading days prior to the end of the last calendar quarter prior to such Earnout Payment;

(e)           At such time as the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings is equal to at least $25,000,000, then Deferred Consideration in the amount of $5,700,000 shall be payable to the Shareholders and the Non-Party Shareholders and the fourth Earnout Payment (the “Fourth Earnout Payment”) shall be paid to the Shareholders and the Non-Party Shareholders.  The Fourth Earnout Payment shall be paid as follows:  (i)  $2,700,000 of Deferred Cash Consideration, and (ii) Deferred Stock Consideration of THK Common Stock having an aggregate value of $3,000,000, such stock to be valued at the average closing price per share of THK Common Stock on the last thirty (30) trading days prior to the end of the last calendar quarter prior to such Earnout Payment.

(f)            In no event shall the aggregate amount of the Deferred Consideration exceed Nineteen Million Nine Hundred Fifty Thousand Dollars ($19,950,000).  If more than one of clauses (b), (c), (d) and (e) above are satisfied as of the end of the same calendar quarter, the Earnout Payments for each such threshold shall be due and payable at the same time.  If it is determined that the Shareholders and the Non-Party Shareholders are entitled to Deferred Consideration for any completed calendar quarter, THK shall be irrevocably obligated to make the related Earnout Payment, even if the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings for calendar quarters ending after such calendar quarter falls below the applicable threshold triggering such Deferred Consideration for the prior calendar quarter.  In no event shall any shareholder or Non-Party Shareholder be obligated to return, repay, waive or rescind any Deferred Consideration which THK is obligated to pay under any circumstances, including a subsequent decline in the Aggregate First Twelve Calendar Quarter Pre-Tax Earnings below the applicable threshold triggering such Deferred Consideration at the end of any Subsequent Calendar Quarter.

(g)           Notwithstanding any provision to the contrary in this Agreement, THK, in its sole discretion, shall be permitted to pay to the Shareholders and the Non-Party Shareholders any portion of the Deferred Stock Consideration that is required to be paid hereunder in cash in lieu of shares of THK Common Stock to the extent that such portion of the Deferred Stock Consideration would cause the total Stock Consideration to be paid by THK pursuant to this Agreement to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time.  THK covenants and agrees that it will seek approval from its shareholders for the issuance of the Deferred Stock Consideration to the extent it does or will exceed 20% of the outstanding shares of THK Common Stock at the next annual or special meeting of its shareholders held after the annual meeting scheduled for March 14, 2006 or any postponements or adjournments thereof.  The rights set forth in the first sentence of this paragraph (g) shall terminate if such shareholder approval is obtained.

8.2           Timing of Earnout Payments.  The Earnout Payments, if required to be delivered by THK to the Shareholders and the Non-Party Shareholders as described above, shall be delivered by THK to the Shareholders and the Non-Party Shareholders within thirty (30) days following the receipt by THK from the THK Accountants of the calculations of the Aggregate First Twelve Calendar Quarters Pre-Tax Earnings for the applicable calendar quarter.  THK will use good faith efforts to cause the THK Accountants to deliver such calculations to THK and each Shareholder as promptly as practicable following the end of each calendar quarter, but in no event later than the date on which THK files its applicable SEC report for such calendar quarter.

Subject to Section 2.6, each Earnout Payment shall be delivered to each Shareholder and Non-Party Shareholder who received the Initial Cash Consideration and Initial Stock Consideration in the same proportion as such initial distributions.

8.3           Calculation of Aggregate First Twelve Calendar Quarters Pre-Tax Earnings.  Following the end of each calendar quarter included in the First Twelve Quarters, the THK Accountant shall calculate the Aggregate First Twelve Calendar Quarters Pre-Tax Earning using GAAP consistently applied for each period.  When calculating the Aggregate First Twelve Calendar Quarter Pre-Tax Earnings for any period, any expenses for taxes and amortization of goodwill and other assets arising from the consummation of the transactions contemplated by this Agreement shall not be included.  Any payments made from the Bonus Pool created pursuant to Section 6.5 shall not be included when calculating the First Twelve Quarters Pre-Tax Earnings for any period.  Further, unless THK and the Shareholders mutually agree, no charge against the earnings of Litmus Surviving Company shall be allowed for any expenses of THK in the nature of overhead, management fee or otherwise, when calculating the Aggregate First Twelve Quarter Pre-Tax Earnings for any period, other than (i) expenses incurred by THK but allocated and charged to Litmus Surviving Company and directly related to preparing the financial statements of Litmus Surviving Company and its Subsidiaries or to determining or certifying the Aggregate First Twelve Quarters Pre-Tax Earnings for any period and (ii) expenses or other charges incurred by THK and arising from or related to any claim asserted by or against Litmus Surviving Company.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

9.1           Conditions Precedent to the Obligations of the Parties.  The obligation of each of the Parties to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent.  Any failure of Litmus or the Shareholders to fulfill any of the conditions precedent set forth below in subsections (a), (c), (e), (f), (g), (h), (j) and (k) on or before the Closing may be waived in writing by THK, in whole or in part, in THK’s sole discretion.  Any failure of THK or Litmus Acquisition Sub to fulfill any of the conditions precedent set forth below in subsections (b), (d), (e), (f), (g) and (i) on or before the Closing may be waived in writing by the Shareholders, in whole or in part, in the Shareholders’ sole discretion.

(a)           Representations, Warranties and Covenants of the Shareholders and Litmus.  The representations and warranties of the Shareholders and Litmus contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date (which shall be true and correct in all material respects as of the date when made), and the covenants and agreements contained in this Agreement to be complied with by the Shareholders and Litmus on or before the Closing shall have been complied with, and THK and Litmus Acquisition Sub shall have received a certificate from the Shareholders and Litmus to such effects signed by the Shareholders and by a duly authorized officer of Litmus.

(b)           Representations, Warranties and Covenants of THK and Litmus Acquisition Sub.  The representations and warranties of each of THK and Litmus Acquisition Sub contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date (which shall be true and correct in all material respects as of the date when made), and the covenants and agreements contained in this Agreement to be complied with by THK and Litmus Acquisition Sub on or before the Closing shall have been complied with, and Litmus shall have received a certificate to such effects signed by a duly authorized officer of THK and Litmus Acquisition Sub.

(c)           No Adverse Change of Litmus.  No events or conditions shall have occurred which, individually or in the aggregate, have had, or may reasonably be anticipated to give rise to, any Material Adverse Effect on Litmus and its Subsidiaries taken as a whole.

(d)           No Adverse Change of THK or Litmus Acquisition Sub.  No events or conditions shall have occurred which, individually or in the aggregate, have had, or may reasonably be anticipated to give rise to, any Material Adverse Effect on THK and Litmus Acquisition Sub taken as a whole.

(e)           Governmental Approvals.  Any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.  The Articles of Merger shall have been filed with the Secretary of State of the State of Missouri.

(f)            Consents.  Any and all required consents and approvals from third parties for the consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(g)           No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, of Litmus or THK shall be pending, and neither THK nor Litmus shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(h)           Litmus/Shareholders Deliveries.  At the Closing, Litmus and the Shareholders, to the extent applicable, shall, and shall cause the Non-Party Shareholders to, take the following actions:

(1)           Each of the Shareholders shall, and shall cause the Non-Party Shareholders to, deliver to THK, in a form reasonably satisfactory to THK, an affidavit executed by such Shareholder and Non-Party Shareholders issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date, certifying that such Shareholder and Non-Party Shareholder is not a foreign person;

(2)           The Shareholders shall, and shall cause the Non-Party Shareholders to, convey, give, grant, assign and transfer to Litmus Surviving Company any and all rights, titles and interests of any nature whatsoever that the Shareholders and the Non-Party Shareholders may have in, or to, the ownership or use of any and all Intellectual Property used in or associated with Litmus or its Subsidiaries or the Business and not otherwise transferred to Litmus or the applicable Subsidiary prior to the Closing;

(3)           The Shareholders shall, and shall cause the Non-Party Shareholders to, convey, give, grant, assign and transfer to Litmus Surviving Company any and all rights, titles and interests of any nature whatsoever, legal or beneficial, active or passive, that the Shareholders and the Non-Party Shareholders may have in, any other Person, business or “website” involving the sale or provision of information, goods or services over the Internet;

(4)           Linden shall execute and deliver an employment agreement substantially in the form of Exhibit B-1 attached hereto (the “Linden Employment Agreement”); and Teeter shall execute and deliver an employment agreement substantially in the form of Exhibit B-2 attached hereto (the “Teeter Employment Agreement”).

(5)           The Shareholders and the Non-Party Shareholders shall execute and deliver a registration rights agreement substantially in the form set forth in Exhibit C attached hereto (the “Registration Rights Agreement”);

(6)           The Shareholders and the Non-Party Shareholders shall have delivered Litmus Certificates evidencing all of the Litmus Common Stock to THK.

(7)           Litmus shall deliver to THK the Audited Financials prepared in accordance with GAAP, accompanied by a signed, unqualified opinion of Blackman Kallick Bartelstein LLP, all reasonably acceptable to THK.

(8)           Litmus shall deliver a certificate, with supporting bank statements, stating the amount of cash on deposit on the Closing Date in unrestricted accounts maintained by Litmus and its Subsidiaries;

(9)           Each holder of any option, warrant, or other contractual right to acquire any equity interest of Litmus, if any, shall deliver the executed “Option Cancellation Agreement” set forth on Schedule 9.1(h)(9) hereto;

(10)         Litmus shall deliver all minute books and corporate records of Litmus and its Subsidiaries to THK;

(11)         Litmus shall deliver a copy of the resolutions duly, validly and unanimously adopted by the directors and shareholders of Litmus, certified by the secretary, authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby; and

(12)         Litmus and the Shareholders shall, and shall cause the Non-Party Shareholders to, deliver such other Documents and instruments as THK or its counsel may reasonably request.

(i)            THK/Litmus Acquisition Sub Deliveries.  At the Closing, THK and the Litmus Acquisition Sub, to the extent applicable, shall take the following action:

(1)           THK shall have delivered the Initial Cash Consideration to the Shareholders and the Non-Party Shareholders and a signed irrevocable letter to THK’s stock transfer agent to deliver the Initial Stock Consideration to the Shareholders and the Non-Party Shareholders in accordance with Section 2.6.

(2)           THK shall cause Litmus Surviving Company to execute and deliver the Linden Employment Agreement and the Teeter Employment Agreement;

(3)           THK shall execute and deliver the Registration Rights Agreement;

(4)           THK and Litmus Acquisition Sub shall deliver a copy of the resolutions duly, validly and unanimously adopted by the board of directors of THK and of Litmus Acquisition Sub and by the shareholders of Litmus Acquisition Sub certified by their respective officers authorizing and approving the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby;

(5)           THK shall execute and deliver to the Shareholders warrants to purchase THK Common Stock pursuant to warrant agreements substantially in the form attached hereto as Exhibit D (the “Shareholder Warrant Agreements”); and

(6)           THK shall have established a pool of warrants to purchase up to 40,000 shares of THK Common Stock to be issued to persons who are employees of Litmus on the Closing Date and who remain employees of Litmus Surviving Company (other than Linden and Teeter), which warrants shall be allocated among such employees by THK with input from Linden and Teeter and shall be the same terms and conditions as the Shareholder Warrant Agreements.

(j)            Elimination of Long-Term Debt; Receivables; Cash in Excess of Liabilities. Litmus shall demonstrate to THK and Litmus Acquisition Sub that, as of the date of this Agreement, (i) the aggregate cash in the checking and savings accounts of Litmus and its Subsidiaries equals or exceeds Two Hundred Thousand Dollars ($200,000), and (ii) the Receivables of Litmus and its Subsidiaries with an age of less than sixty (60) days exceed the Liabilities of Litmus and its Subsidiaries by at least $1.00.  The foregoing notwithstanding, THK and Acquisition Sub expressly agree that Litmus may, at its election, distribute cash dividends to its shareholders prior to the Closing Date in an amount equal to the amount by which the cash in the checking and savings accounts of Litmus and its Subsidiaries on the date of this Agreement exceeds $200,000 (the “Pre-Closing Dividend”).  Litmus shall demonstrate on the Closing Date that the Receivables of Litmus and its Subsidiaries with an age less than sixty (60) days exceeds the Liabilities of Litmus and its Subsidiaries by $1.00 plus the amount, if any, by which the cash in the checking and savings accounts of Litmus and its Subsidiaries on the Closing Date is less than $200,000; provided, that on the Closing Date, Litmus and its Subsidiaries shall not have any liability for amounts owing any advisor or agent retained by THK, Litmus Acquisition Sub, Litmus or the Shareholders in connection with the transactions contemplated by this Agreement.    Other than the Pre-Closing Dividend, any Receivables or other cash collected after the date of this Agreement shall be retained by Litmus and shall not be distributed to the Shareholders or Non-Party Shareholders or other employees or third parties, other than (1) payments to employees and third parties in the ordinary course of business, and (2) payments to advisors or agents retained by Litmus or the Shareholders in connection with the transactions contemplated by this Agreement in an aggregate amount not to exceed $50,000.

(k)           Due Diligence.  THK shall have completed its due diligence investigation of Litmus and its Subsidiaries (including without limitation an examination of corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters).  The results of such investigation shall be satisfactory to THK in its reasonable discretion.  THK acknowledges that, as of the date of execution of this Agreement, such investigation have been completed and the results of such investigation are satisfactory to THK in its reasonable discretion.

(l)            Financing.  THK shall have successfully raised the Six Million Five Hundred Thousand Dollars ($6,500,000) for the Initial Cash Consideration on terms and conditions acceptable to THK in its reasonable discretion.

9.2           Closing.  Unless this Agreement shall have been terminated pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Section 9.1, the Closing shall occur as soon as possible and in no event later than two (2) business days following the last to occur of the following:

(a)           THK shall have satisfied the financing contingency set forth in Section 9.1(l).

(b)           The AMEX shall have approved the listing of the shares of THK common stock to be issued under the Merger Agreement within the applicable timeframe for AMEX review of the Merger Agreement, or

(c)           March 1, 2006.

ARTICLE X

INDEMNIFICATION

10.1         Survival of Representations, Warranties and Covenants.

(a)           No representations or warranties of Litmus and the Shareholders contained herein shall survive beyond the Effective Time except that (i) the representations and warranties contained in Sections 4.1, 4.6, 4.18, and 4.16 hereof shall survive for three (3) years from the Closing Date (the “Three Year Claims”), (ii) the representations and warranties of Litmus and the Shareholders contained in Section 4.15 shall survive until the expiration of the relevant statute of limitations applicable thereto (“Tax Claims”), (iii) the representations and warranties of Litmus and the Shareholders contained in Section 4.22 shall survive until October 27, 2010 (“Section 4.22 Claims”) and (iv) all other representations and warranties of Litmus and the Shareholders as set forth in Article IV hereof shall survive for eighteen (18) months from the Closing Date (“General Claims”).

(b)           No representations or warranties of THK and Litmus Acquisition Sub contained in this Agreement shall survive beyond the Effective Time except that (i) the representations and warranties contained in Sections 5.1 and 5.5 hereof shall survive for three (3) years from the Closing Date (the “THK Three Year Claims”) and (ii) all other representations and warranties of THK and Litmus Acquisition Sub as set forth in Article V hereof shall survive for eighteen (18) months from the Closing Date (“THK General Claims”).

(c)           All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

(d)           A Party shall have no claim for indemnity or other cause of action or claim arising from a breach of a representation or warranty unless such Party gives written notice to the other Party of such claim, specifying with particularity which representation or warranty has been breached and the factual basis for such claim, prior to the expiration of the applicable survival period.

10.2         Indemnification.

(a)           The Shareholders jointly and severally agree to indemnify and hold harmless THK and Litmus Acquisition Sub, and each of their respective successors and assigns, together with all of their officers and directors (collectively, the “THK Indemnitees”), from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”), which are caused by or arise out of (1) any material breach or default in the performance by the Shareholders or Litmus of any covenant or agreement of the Shareholders or Litmus contained in this Agreement; (2) any material breach of warranty or materially inaccurate or erroneous representation made by the Shareholders or Litmus herein or in any Schedule delivered to THK or Litmus Acquisition Sub pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Shareholders or Litmus pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing.  Without limiting the generality of the immediately preceding sentence, the Shareholders, jointly and severally, shall indemnify and hold harmless the THK Indemnitees from and against Claims of Any Nature regarding Litmus and its Subsidiaries created or incurred prior to the Closing other than Approved Liabilities (“Unapproved Liabilities”) arising and for which notice is given within eighteen (18) months after the Closing Date.  The foregoing notwithstanding, a Shareholder’s obligation with respect to any Loss arising from the material breach in the performance of any agreement or covenant incorporated herein by reference (e.g., pursuant to the Registration Rights Agreement or the applicable Shareholder Employment Agreement) shall be limited to that Shareholder’s breach and shall not extend to a breach by the other Shareholder.  For purposes of this Agreement, any “Losses” or liability for Unapproved Liabilities, shall be limited to those amounts for which the THK Indemnitees do not receive coverage under any applicable insurance policy and shall be net of any tax benefit received by the THK Indemnitees as a result of such Loss.

(b)           THK and Litmus Acquisition Sub jointly and severally agree to indemnify and hold harmless the Shareholders, and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any material breach or default in the performance by THK or Litmus Acquisition Sub of any covenant or agreement of THK or Litmus Acquisition Sub contained in this Agreement; (2) any material breach of warranty or materially inaccurate or erroneous representation made by THK or Litmus Acquisition Sub herein or in any Schedule delivered to the Shareholders or Litmus pursuant hereto or in any certificate or other instrument delivered by or on behalf of THK or Litmus Acquisition Sub pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing.

(c)           Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based.  After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article X shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

10.3         Third Party Claim.  If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at indemnifying party’s own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expenses, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

10.4         Set-Off.  Subject to the limits set forth below, THK shall have the right to set-off the amount of any of THK’s Losses which are indemnifiable by the Shareholders pursuant to this Article X against any Earnout Payment that is or may be due and owing to the Shareholders pursuant to Article VIII of this Agreement (the “Set-Off”).  Any Set-Off shall be in equal parts against the Deferred Cash Consideration and Deferred Stock Consideration.  If THK intends to apply or offset any Earnout Payments prior to the time when the amount of any indemnification which an indemnified party is claiming it is entitled to is determined either by written agreement between the indemnifying party and the indemnified party or by final judgment or decree of a Court of competent jurisdiction, then THK shall deposit the Set-Off amount with the escrow agent under the escrow agreement (the “Set-Off Escrow Agreement”) attached as Exhibit E, to be held and disbursed in accordance with the Set-Off Escrow Agreement.  Any such Set-Off shall be pro rata among the Shareholders based on their existing share ownership of Litmus (not taking into account shares owned by the Non-Party Shareholders).  The Shareholders shall remain liable for the amount of all THK Losses in excess of the Set-Off, if any, as limited below.

10.5         Limitations on Indemnity.

(a)           Basket for Indemnification Claims by THK Indemnitees.  Except as, set forth in Section 10.5(d), the THK Indemnitees shall not seek recourse against, and shall not recover from the Shareholders under Section 10.1(a) for any Losses until, and then only to the extent that, the aggregate amount of all Losses exceeds Fifty Thousand Dollars ($50,000).

(b)           Basket for Indemnification Claims by Shareholders.  The Shareholders shall not seek recourse against, and shall not recover from THK and Litmus Acquisition Sub under Section 10.1(b) for any Losses until, and then only to the extent that, the aggregate amount of all Losses exceeds Fifty Thousand Dollars ($50,000).

(c)           Cap on Liability.  Except as set forth in Section 10.5(d), the maximum aggregate liability of the Shareholders, on the one hand, and THK and Litmus Acquisition Sub, on the other hand, for indemnification under Sections 10.1(a) and 10.1(b), respectively, shall not exceed the sum of (i) $5,924,100 plus (ii) an amount equal to the value of the shares of THK Common Stock issued to the Shareholders as the Initial Stock Consideration (whether or not the Shareholders still own such THK Common Stock) determined using the closing price (in U.S. Dollars) per share of the THK Common Stock on the date when the Losses in question are sought to be collected from or are paid by the Shareholders.

(d)           Violations or Breaches of Adknowledge Release Agreement.  The Shareholders shall be liable for any Losses suffered or incurred by any THK Indemnitees which are caused by or arise out of any breach or violation of the Adknowledge Release Agreement by Litmus Surviving Company or the Shareholders, including but not limited to any breach of the representations and warranties set forth in Section 4.22 hereof, without regard to the basket or cap set forth in Sections 10.5(a) and 10.5(c); provided, that each Shareholder shall not be liable for violations of the Adknowledge Release Agreement by the other Shareholder.  The Shareholders shall keep THK appraised of any claims or notices received or given by Litmus Surviving Company, the Shareholders, the Non-Party Shareholders or Melissa Linden under or relating to the Adknowledge Release Agreement.  THK shall not be liable or responsible for any losses or damages arising under or resulting from the Adknowledge Release Agreement, including any damages payable under Sections 16-18 of the Adknowledge Release Agreement, other than any losses or damages caused by THK’s own actions.  In addition, THK shall not be liable or responsible for any losses or damages if Linden is not permitted to work for Litmus Surviving Company as a result of the Adknowledge Release Agreement, including loss of any severance payments under the Linden Employment Agreement or termination of the unvested warrants under the applicable Warrant Agreement with Linden in connection with termination of his employment.

ARTICLE XI

TERMINATION

11.1         Termination.

(a)           Litmus and the Shareholders, on the one hand, and THK and Litmus Acquisition Sub, on the other hand, shall have the right to terminate this Agreement in the event that one of the conditions precedent to Closing set forth in Section 9.1 cannot be met (other than as a result of a breach of or failure to perform under this Agreement by the Party seeking to terminate this Agreement).

(b)           This Agreement shall terminate if the Closing does not occur by March 20, 2006, unless such date is extended by mutual agreement of the Parties.

11.2         Effect of Termination.

(a)           In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, or as set forth in Section 11.2(b), below.

(b)           If THK, on the one hand, or Litmus and the Shareholders, on the other hand, fail or refuse to close the Merger on the terms contemplated by the Letter of Intent dated December 7, 2005 among Litmus, the Shareholders and THK, and such failure or refusal cannot be justified by (i) in the case of THK, the results of THK’s due diligence investigation of Litmus,

(ii) the failure of THK, on the one hand, or Litmus and the Shareholders, on the other hand, to agree upon the Definitive Documents (as defined in the Letter of Intent), or (iii) failure of any of the conditions of closing in Article IX to be satisfied notwithstanding the parties’ commercially reasonable efforts, then and in such event the breaching party shall pay the other party a breakup fee of $100,000 as liquidated damages for such failure or refusal.

ARTICLE XII

TAX MATTERS

12.1         Tax Returns.

(a)           The Shareholders shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Litmus for taxable years or periods ending on or before the Closing Date, and the Shareholders shall remit or cause to be remitted any Taxes due in respect of such Tax Returns except that, to the extent such Taxes were reflected on the Audited Closing Date Balance Sheet as Liabilities and Litmus satisfied the conditions of closing set forth in Section 9.1(j), such amounts shall be paid by Litmus Surviving Company.  THK shall prepare and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Litmus Surviving Company for taxable years or periods ending after the Closing Date and THK shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)           From and after the Closing, and subject to Section 12.1(a), the Shareholders shall indemnify THK, pursuant to Article X, for all (1) Taxes imposed on Litmus for any taxable year or period, or portion thereof, that ends on or before the Closing Date and (2) Taxes of any Person (other than Litmus) imposed on Litmus as a transferee or successor, by contract or pursuant to any requirement of laws, which Taxes relate to an event or transaction occurring before the Closing Date.  In the case of a Straddle Period, the Taxes of Litmus (or Taxes for which Litmus is liable) for the portion of the period ending on the Closing Date (for which the Shareholders is liable) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Litmus holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the percentage that the number of days in the portion of such period ending on the Closing Date bears to the total number of days in such period beginning after the Closing Date.

(c)           THK shall promptly cause Litmus Surviving Company to prepare and provide to the Shareholders a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by the Shareholders to enable the Shareholders to prepare and file all Tax Returns required to be prepared and filed by the Shareholders pursuant to Section 12.1(a).  The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of Litmus.  THK and Litmus Surviving Company shall cause the Tax Package to be delivered to the Shareholders within 60 days after the Closing Date.

12.2         Contest Provisions.

(a)           THK shall promptly notify the Shareholders in writing upon receipt by THK, Litmus Surviving Company or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Shareholders may be liable pursuant to Section 12.1 and Article X.

(b)           The Shareholders shall have the right to represent Litmus’ interests in any Tax audit or administrative or Court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that the Shareholders shall have no right to represent Litmus’ interests in any Tax audit or administrative or Court proceeding unless the Shareholders shall have first notified THK in writing of the Shareholders’ intention to do so and shall have agreed with THK in writing that, as between THK and the Shareholders, the Shareholders shall be liable for any Taxes that result from any audit or proceeding.  Litmus Surviving Company and its representatives shall have the right to fully participate at their expense in any audit or proceeding and to consent to any settlement which affects a Tax period or Straddle Period ending after the Closing Date.  THK shall have the sole right to defend Litmus with respect to any issue arising with respect to any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date to the extent THK shall have agreed in writing to forego any indemnification under this Agreement with respect to the issue.  Notwithstanding the foregoing, the Shareholders shall not be entitled to settle, either administratively or after the commencement of Litigation, any claim for Taxes which could adversely affect the liability for Taxes of THK, Litmus or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of THK, which consent may be withheld in the sole discretion of THK unless the Shareholders has indemnified THK in a manner acceptable to THK against the effects of any such settlement.

12.3         Assistance and Cooperation.  After the Closing Date, the Shareholders and THK shall (and shall cause their respective Affiliates to):

(a)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 12.1;

(b)           cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Litmus;

(c)           make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Litmus;

(d)           provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Litmus for taxable periods for which the other may have a liability under this Article XII;

(e)           furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(f)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes relating to sales, transfer and similar Taxes;

(g)           timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article XII;

(h)           retain all books and records with respect to Tax matters pertinent to Litmus relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(i)            give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records or obtain copies of same.

ARTICLE XIII

MISCELLANEOUS

13.1         Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to THK or Litmus Acquisition Sub to:	CGI Holding Corporation d/b/a Think Partnership Inc. 5 Revere Drive, Suite 510 Northbrook, IL 60062 Attn:Gerard M. Jacobs Fax: 847-562-0178

If to Litmus or the Shareholders, to:	Litmus Media, Inc. 310 Armour Road Suite 203 North Kansas City, MO 64116

With a copy to:	Shughart Thomson & Kilroy, P.C. 120 W. 12th Street, Suite 1600 Kansas City, Missouri 64105 Attn: Jacob W. Bayer, Jr. Fax: 816-374-0509
and John Linden 6365 N Hickory Ct. Parkville, Missouri 64151
and Tobias Teeter 613 1/2 S. Main Street Joplin, Missouri 64801

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (4) if sent by certified mail, on the fifth (5th) Business Day following the day such mailing is made.

13.2         Entire Agreement.  This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

13.3         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

13.4         Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

13.5         Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

13.6         Waivers.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

13.7         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the indemnified entities and persons referred to in Article X are expressly acknowledged to be third party beneficiaries of this Agreement.

13.8         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.9         Publicity.  Neither Litmus nor the Shareholders shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of THK, except as may be required by Law.  Neither THK or Litmus Surviving Company shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Shareholders, except as THK is advised by its securities counsel in its discretion.  THK and the Shareholders shall cooperate in regard to the timing and contents of any press release or public announcement which THK and Litmus shall decide to make.

13.10       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Illinois without giving effect to the conflict of law principles thereof.

13.11       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, either manually or via facsimile transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

13.12       Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.13       Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.14       Further Assurances.  At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

13.15       Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of one arbitrator.  If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern.  Notwithstanding the agreement to arbitrate contained in this Section 13.15, any party may apply to any court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

13.16       Incorporation by Reference.  Each Exhibit and Schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such Exhibit or Schedule were fully set forth herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CGI HOLDING CORPORATION, d/b/a THINK PARTNERSHIP INC.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer

LITMUS ACQUISITION SUB, INC.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	President

LITMUS MEDIA, INC.

By:	/s/ Tobias Teeter
Name:	Tobias Teeter
Title:	President

/s/ John Linden
JOHN LINDEN

/s/ Tobias Teeter
TOBIAS TEETER

JOINDER

Dylan DePrenger and Jeff McReynolds each join in the foregoing Agreement dated February 17, 2006 (the “Agreement”) by and among CGI Holding Corporation d/b/a Think Partnership, Litmus Acquisition Sub, Inc., Litmus Media, Inc., John Linden and Tobias Teeter for the following limited purposes:

1.             Each of DePrenger and McReynolds make the representations and warranties set forth in Section 4.24 of the Agreement (other than sub-clause (x) of clause (b) of Section 4.24) as if the references to “Shareholders” therein referred to him.

2.             Each of DePrenger and McReynolds make the representations and warranties set forth in the last sentence of Section 4.7 of the Agreement.

This Joinder may be signed in counterparts.

/s/ Dylan DePrenger
Dylan DePrenger
Date: February 17, 2006

/s/ Jeff McReynolds
Jeff McReynolds
Date: February 17, 2006

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